Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into the 1st day of October 2005, by and between WYNN LAS VEGAS, LLC (“Employer”) and MATT MADDOX (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3131 Las Vegas Boulevard, South, Las Vegas, Nevada 89109, and is engaged in the business of developing, owning and operating a casino resort at such place of business; and,

WHEREAS, Employee is a party to that certain Employment Agreement dated as of March 14, 2003, as amended, (the “2003 Employment Agreement”) with Worldwide Wynn, LLC, an affiliate of Employer; and

WHEREAS, Employee and Worldwide Wynn, LLC have agreed to terminate the 2003 Employment Agreement in order to permit Employer and Employee to enter into this Agreement; and

WHEREAS, Employer has need of executive personnel who are qualified and experienced managers in the casino resort business, including without limitation an executive to perform the duties generally associated with the position of Senior Vice President – Business Development; and

WHEREAS, Employee is an adult individual currently residing at 2834 Gallant Hills Las Vegas, Nevada 89135; and

WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications, expertise and experience in order to fulfill the terms of the employment stated in this Agreement; and

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them, unless a different meaning clearly appears from the context:

(a) “Affiliate”—means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition, only, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(b) “Anniversary”—means each anniversary date of the Effective Date during the Term (as defined in Section 6 hereof).

(c) “Benefits Date” – means June 3, 2002.

(d) “Cause”—means

(i) the willful destruction by Employee of the property of Employer or an Affiliate having a material value to Employer or such Affiliate;

(ii) fraud, embezzlement, theft, or comparable dishonest activity committed by Employee (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iii) Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iv) Employee’s breach, neglect, refusal, or failure to materially discharge his duties (other than due to physical or mental illness) commensurate with his title and function, or Employee’s failure to comply with the lawful directions of Employer, that is not cured within fifteen (15) days after Employee has received written notice thereof from Employer;

(v) a willful and knowing material misrepresentation to Employer’s or an Affiliate’s Board of Directors;

(vi) a willful violation of a material policy of Employer or an Affiliate, which does or could result in material harm to Employer or to Employer’s reputation, or that of an Affiliate; or

(vii) Employee’s material violation of a statutory or common law duty of loyalty or fiduciary duty to Employer or an Affiliate,

provided, however, that Employee’s disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein.

(e) “Complete Disability”—means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his obligations under this Agreement for a period as defined by Employer’s local disability plan or plans.

(f) “Confidential Information”—means any information that is possessed or developed by or for Employer or its Affiliate and which relates to the Employer’s or Affiliate’s existing or potential business or technology, which is not generally known to the public or to persons engaged in business similar to that conducted or contemplated by Employer or Affiliate, or which Employer or Affiliate seeks to protect from disclosure to its existing or potential competitors or others, and includes without limitation know how, business and technical plans, strategies, existing and proposed bids, costs, technical developments, purchasing history, existing and proposed research projects, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing and price lists, computer programs and information stored or developed for use in or with computers, customer information, customer lists, supplier lists, marketing plans, financial information, financial or business projections, and all other compilations of information which relate to the business of Employer or Affiliate, and any other proprietary material of Employer or Affiliate, which have not been released to the general public. Confidential Information also includes information received by Employer or any of its Affiliates from others that the Employer or Affiliate has an obligation to treat as confidential.

(g) “Effective Date”—means October 1, 2005.

(h) “Trade Secrets”—means unpublished inventions or works of authorship, as well as all information possessed by or developed by or for Employer or its Affiliate, including without limitation any formula, pattern, compilation, program device, method, technique, product, system, process, design, prototype, procedure, computer programming or code that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable to maintain its secrecy.

(i) “Work of Authorship”—means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that (i) relates to any of Employer’s or its Affiliate’s existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; or (ii) relates to ideas, work or investigations conceived or carried on by Employer or its Affiliate or by Employee in connection with or because of performing services for Employer or its Affiliate.

2. BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a capacity, under a title, and with such duties not inconsistent with those set forth in Section 3 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change, it being further understood that a change in Employee’s reporting responsibilities is not itself a basis for finding a material reduction in the level of duties.

3. DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Senior Vice President – Business Development of Employer, or such similar duties as may be assigned to Employee as Employer may reasonably determine. Employee’s duties shall include, but not be limited to: (i) the preparation of relevant budgets and allocation of relevant funds; (ii) the selection and delegation of duties and responsibilities of subordinates; (iii) the direction, review and oversight of all matters under Employee’s supervision; and (iv) such other and further duties as are consistent with his position and which may be assigned by Employer to Employee from time to time. The foregoing notwithstanding, Employee shall devote such time to Employer’s Affiliates as may be required by Employer or its Affiliates, provided such duties are not inconsistent with Employee’s primary duties hereunder.

4. ACCEPTANCE OF EMPLOYMENT/ TERMINATION 2003 EMPLOYMENT AGREEMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement, and will not perform any services for any casino, hotel/casino or other similar gaming or gambling operation which is not owned by Employer or any of Employer’s Affiliates.

As a condition to the acceptance of the employment hereunder and concurrent the execution of this Agreement, Employee agrees that as of the Effective Date and concurrent with the effectiveness of this Agreement Employee agrees to terminate the 2003 Employment Agreement by executing and delivering the Termination Agreement attached hereto as Exhibit A.

5. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and terminate at the end of the day on March 17, 2011. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.

6. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of Section 5 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

(a) the death of Employee;

(b) the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c) the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

(d) the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee’s License (as defined in Subsection 8(b) of this Agreement); or

(e) the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice.

In the event of a termination of this Agreement pursuant to the provisions of Subsection 6(a), (b), (c), or (d), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates.

7. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee’s full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Three Hundred Seventy-Five Thousand Dollars ($375,000.00) per annum from the Effective Date through September 30, 2006 and at a base salary of Four Hundred Thousand Dollars ($400,000.00) thereafter during the Term, payable in such installments as shall be convenient to Employer (the “Base Salary”). Such Base Salary shall be subject to periodic merit reviews and may be increased, but not decreased, as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any discretionary bonus, executive stock option plan, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

(b) Bonus Compensation. Employee also will be eligible to receive a bonus at such times and in such amounts as Employer, in its sole and exclusive discretion, may determine, until such time as Employer may adopt a performance-based bonus plan, and thereafter in accordance with such plan, provided, however, that Employee’s bonus potential under any such plan (as a percentage of base salary) shall not be less than any vice president of Wynn Las Vegas or any of its Affiliates. Subject to and effective upon the approval of the Compensation Committee of Wynn Resorts, Limited, Employee shall at the earliest possible time after the Effective Date be granted an additional 50,000 options of Wynn Resorts, Limited common stock under the Wynn Resorts, Limited 2002 Stock Incentive Plan. Nothing in this Agreement shall limit Employer’s discretion to adopt, amend or terminate any bonus plan at any time.

(c) Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, pension plan, executive stock option plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and/or any and all other benefit plans that may be placed in effect by Employer or any of its Affiliates for the benefit of Employer’s employees during the Term. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to (i) exercise the discretion provided to it under any employee benefit plan, or (ii) adopt, amend or terminate any such benefit plan at any time.

(d) Expense Reimbursement. During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be modified from time to time. Prior to such payment or reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s policy.

(e) Vacations and Holidays. Commencing as of the Effective Date, Employee shall be entitled to annual paid vacation and paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s respective standard policies, but in no event shall Employee receive fewer than two (2) weeks of paid vacation in any full year of the Term.

(f) Withholdings. All compensation provided to Employee by Employer under this Section 7 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, charitable contributions and the like.

(j) Benefits Date. Employee’s Benefits Date shall be used for determining vacation and other benefits.

8. LICENSING REQUIREMENTS.

(a) Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the “Authorities”) pursuant to the provisions of the relevant gaming regulatory statutes (the “Gaming Acts”) and the regulations promulgated thereunder (the “Gaming Regulations”). Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts, Gaming Regulations, or the concession agreement. In the event that (i) an approval of this Agreement by the Authorities is required for Employee to carry out his duties and responsibilities set forth in Section 3 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void.

(b) If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval (the “License”) as issued by the Authorities pursuant to the terms of the relevant Gaming Act, Gaming Regulations or the concession agreement, and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee’s License, Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities’ approval, respectively. The foregoing notwithstanding, if the source of the objections or the Authorities’ refusal to renew or maintain Employee’s License arise as a result of any of the events described in Subsection 1(d) of this Agreement, then Employer’s obligations under this Section 8 also shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 8.

(c) Employer and Employee hereby covenant and agree that the provisions of this Section 8 shall apply in the event Employee’s duties require that Employee also be licensed by governmental agencies other than the Authorities.

9. CONFIDENTIALITY.

(a) Employee hereby warrants, covenants and agrees that Employee shall not directly or indirectly use or disclose any Confidential Information, Trade Secrets, or Works of Authorship, whether in written, verbal, or model form, at any time or in any manner, except as required in the conduct of Employer’s business or as expressly authorized by Employer in writing. Employee shall take all necessary and available precautions to protect against the unauthorized disclosure of Confidential Information, Trade Secrets, or Works of Authorship. Employee acknowledges and agrees that such Confidential Information, Trade Secrets, or Works of Authorship are the sole and exclusive property of Employer or its Affiliate.

(b) Employee shall not remove from Employer’s premises any Confidential Information, Trade Secrets, Works of Authorship, or any other documents pertaining to Employer’s or its Affiliate’s business, unless expressly authorized by Employer in writing. Furthermore, Employee specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials and that, if any such duplicates, copies, or reconstructions are made, they shall become the property of Employer or its Affiliate upon their creation.

(c) Upon termination of Employee’s employment with Employer, Employee shall turn over to Employer the originals and all copies of any and all papers, documents and things, including information stored for use in or with computers and software, all files, Rolodex cards, phone books, notes, price lists, customer contracts, bids, customer lists, notebooks, books, memoranda, drawings, or other documents: (i) made, compiled by, or delivered to Employee concerning any customer served by Employer or its Affiliate or any product, apparatus, or process manufactured, used, developed or investigated by Employer; (ii) containing any Confidential Information, Trade Secret or Work of Authorship; or (iii) otherwise relating to Employee’s performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents are the sole and exclusive property of Employer or its Affiliate.

(d) Employee hereby warrants, covenants and agrees that Employee shall not disclose to Employer, or any Affiliate, officer, director, employee or agent of Employer, any proprietary or confidential information or property, including but not limited to any trade secret, formula, pattern, compilation, program, device, method, technique or process, which Employee is prohibited by contract, or otherwise, to disclose to Employer (the “Restricted Information”). In the event, Employer requests Restricted Information from Employee, Employee shall advise Employer that the information requested is Restricted Information and may not be disclosed by Employee.

(e) The obligations of this Section 9 are continuing and shall survive the termination of Employee’s employment with Employer.

10. RESTRICTIVE COVENANT/NO SOLICITATION.

(a) Employee hereby covenants and agrees that, during the Term or for such longer period so long as Employer pays to Employee the compensation set forth in Subsection 7(a) of this Agreement, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two (2%) per cent of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or plan to have hotel or gaming operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Subsection 10(a) is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public.

(b) Employee hereby further covenants and agrees that, during the Term and for a period of one (1) year following the scheduled expiration of the Term, Employee shall not directly or indirectly, and Employee shall not suffer others to, solicit or attempt to solicit for employment any management level employee of Employer or Employer’s Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or plan to have hotel or gaming operations.

11. BEST EVIDENCE. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

12. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

13. ASSIGNMENT. Employee shall not assign this Agreement or delegate his duties hereunder without the prior express written consent of Employer thereto. Any purported assignment by Employee in violation of this Section 13 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely.

14. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles.

16. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Wynn Las Vegas, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109

WITH A COPY	Wynn Resorts, Limited
THAT SHALL NOT BE	3131 Las Vegas Boulevard South
NOTICE TO:	Las Vegas, Nevada 89109
Attn: Legal Department

TO EMPLOYEE:	Matt Maddox
2834 Gallant Hills
Las Vegas, Nevada 89135

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 16.

17. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of Sections are for convenience only and are not to be considered a part of this Agreement; and, this Agreement is not to be construed either for or against Employer or Employee, but shall be interpreted in accordance with the general tenor of its language.

18. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

19. DISPUTE RESOLUTION. Except for equitable actions seeking to enforce the provisions of Sections 9 and 10 of this Agreement, jurisdiction and venue for which is hereby granted to the court of general trial jurisdiction in Las Vegas, Nevada, any and all claims, disputes, or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by final and binding arbitration held in Las Vegas, Nevada, in accordance with Employer’s or Employer’s Affiliates’ arbitration policy governing employment disputes, or, in the absence of any such policy, as conducted by and in accordance with the labor arbitration rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

20. WAIVER. None of the terms of this Agreement, including this Section 20, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21. PAROL. This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or Employer’s Affiliates, on the one side, and Employee, on the other side, with respect to the subject matter hereof or Employee’s employment with Employer or Employer’s Affiliates.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WYNN LAS VEGAS , LLC		EMPLOYEE

By:	/s/ Andrew Pascal	/s/ Matt Maddox
	Andrew Pascal President and Chief Operating Officer	Matt Maddox

EXHIBIT A

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made and entered into as of the 1st day of October 2005, by and between Matt Maddox (“Employee”) and Worldwide Wynn, LLC (“WWW”).

WHEREAS, Employee has entered into that certain Employment Agreement dated as of March 14, 2003 (the “2003 Employment Agreement”) with WWW; and

WHEREAS, Employee has agreed to enter into an employment agreement with Wynn Las Vegas, LLC (the “WLV Employment Agreement”) subject to and concurrent with the termination of the 2003 Employment Agreement; and

WHEREAS, Employee and WWW have agreed to terminate the 2003 Employment Agreement concurrent with the effectiveness of the WLV Employment Agreement.

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, WLV and Employee do hereby covenant and agree as follows:

1.	TERMINATION OF AGREEMENT. Employee and WWW agree that the 2003 Employment Agreement shall terminated and be of no further force or effect concurrent with the effectiveness of the WLV Employment Agreement which is scheduled to become effective as of October 1, 2005.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WORLDWIDE WYNN, LLC	EMPLOYEE

/s/ Marc D. Schorr	/s/ Matt Maddox
Marc D. Schorr President	Matt Maddox

EMPLOYMENT AGREEMENT

(“Agreement”)

—by and between -

WYNN LAS VEGAS, LLC,

(“Employer”)

- and -

MATT MADDOX

(“Employee”)

DATED: as of October 1, 2005